NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 12, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Bite Acquisition Corp. and Above Food Ingredients Inc. became effective on June 28, 2024. Each share of Bite Acquisition Corp.Common Stock will be converted into the right to receive one Common Share of Above Food Ingredients Inc., Each Warrant of Bite Acquisition Corp. will ultimately be converted into the right to receive one Warrant of Above Food Ingredients Inc., and each Unit of Bite Acquisition Corp will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 01, 2024.